Exhibit 99.1

Senomyx Announces corporate update and

third Quarter 2014 Financial Results

SAN DIEGO, CA – November 6, 2014 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the third quarter 2014. The Company ended the third quarter with $31 million in cash and highly liquid investments.

“Senomyx has two partners preparing for the commercialization of Sweetmyx® S617. We had expected that one of our partners would be able to complete steps to commercialize Sweetmyx S617 before the end of 2014,” said John Poyhonen, President and Chief Executive Officer of the Company. “Based on recent feedback from our partners we now expect the first commercial sale of a product containing Sweetmyx S617 will occur mid-year 2015, although the specific timing remains outside of our control.

“Our partners continue to make meaningful progress towards the commercialization of Sweetmyx S617,” Poyhonen said. “One of our partners has taken critical steps to support its commercialization plans, including receipt of commercial-scale quantities of Sweetmyx S617 and conducting consumer product testing.

“Preparing for commercialization is a dynamic process that involves many activities with variable timeframes, and some activities have taken longer than originally expected. We remain very excited about the prospects for Sweetmyx S617 and believe that the additional time will ultimately lead to a more successful product launch and a broader use in the future,” Poyhonen noted.

“Senomyx’s direct sales program has been gaining traction with the flavor industry,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “During the third quarter, we achieved repeat sales by a key flavor company and other flavor companies placed initial orders. Flavor house evaluations and product development activities with Complimyx ingredients are ongoing in the U.S. and other geographies. In addition, flavor houses have been introducing flavor solutions that include Senomyx’s ingredients to their consumer product company clients. As a secondary focus, Senomyx’s sales team is also conducting demonstrations directly with consumer products companies to generate awareness of our flavor ingredients,” Wicker commented.

Financial Review:

At September 30, 2014, Senomyx held $31.0 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $5.9 million for the third quarter ended September 30, 2014 and $6.7 million for the third quarter ended September 30, 2013. Total revenues for the nine months ended September 30, 2014 were $21.4 million compared to $21.9 million for the nine months ended September 30, 2013.

Development revenues were $4.5 million for the third quarter of 2014 and $5.9 million for the third quarter of 2013. Development revenues for the nine months ended September 30, 2014 were $17.2 million compared to $18.1 million for the nine months ended September 30, 2013. The decreases were primarily attributable to an extension of the service period over which the $30 million upfront license fee related to the PepsiCo Sweet Taste Program collaboration is being recognized in accordance with PepsiCo’s election in May 2014 to extend the service period of the collaboration an additional two years to August 2016. Specific to the PepsiCo upfront license fee, the company recognized $1.7 million less in the third quarter of 2014 compared to the same period in 2013 and $2.2 million less in the nine months ended September 30, 2014 compared to the same period in 2013. There was no impact on cash flow because the $30 million of upfront license payments were received in 2010. The decreases for the nine month period were partially offset by $1.8 million in development milestones earned in the first half of 2014.

Commercial revenues were $1.4 million for the third quarter of 2014 and $867,000 for the third quarter of 2013. Commercial revenues were $4.2 million for the nine months ended September 30, 2014 and $3.8 million for the nine months ended September 30, 2013. The increases were primarily due to direct sales revenues and increased royalty payments from a collaborator related to products from our Sweet Taste Program.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $6.7 million for the third quarter of 2014 from $7.1 million in the third quarter of 2013. For the nine month periods ended September 30, research, development and patents expenses decreased to $20.3 million in 2014 from $21.4 million in 2013. The primary factor for the decreases from 2013 to 2014 was reduced outside services costs for safety studies to support product candidate regulatory filings.

Selling, general and administrative expenses, including stock-based compensation expenses, were $3.4 million for the third quarter of 2014 and $3.1 million for the third quarter of 2013. Selling, general and administrative expenses for the nine months ended September 30, 2014 were $9.7 million compared to $9.1 million for the nine months ended September 30, 2013. The increases from 2013 to 2014 were primarily due to increased non-cash, stock-based compensation expenses in 2014.

Total non-cash, stock-based compensation expenses increased to $1.7 million for the third quarter of 2014 from $1.0 million in the third quarter of 2013. For the nine-month periods ended September 30, such expenses increased to $4.6 million in 2014 from $2.9 million in 2013. The increases resulted from a higher fair value for stock options granted in 2014 based on the higher price of Senomyx’s common stock.

The net loss for the third quarter ended September 30, 2014 was $0.10 per share compared to $0.09 per share for the third quarter ended September 30, 2013. The net loss for the nine months ended September 30, 2014 was $0.21 per share compared to $0.22 per share for the nine months ended September 30, 2013.

Financial Outlook:

“Senomyx anticipated earning commercial revenues in 2014 related to the commercialization of Sweetmyx S617. Primarily due to the revision in the anticipated commercialization timing for Sweetmyx S617, we are revising our guidance for 2014. We now expect commercial revenues to be approximately $6 million in 2014 and accordingly, we are also revising our overall 2014 revenue guidance to be approximately $28 million. We are also favorably reducing our expense guidance. The net result of these changes is an increase to our net loss guidance for the year. We are not revising our cash guidance as we remain confident that we will end the year with more than $25 million in cash,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2014, Senomyx now expects:

●	Total revenues of approximately $28 million, of which approximately $6 million are commercial revenues
●	Total operating expenses of $41 million to $42 million, of which approximately $6 million are non-cash, stock-based compensation expenses
●	Net loss of $13 million to $14 million
●	Basic and diluted net loss of $0.31 to $0.33 per share
●	Year-end cash, cash equivalents and investments available for sale balance greater than $25 million

“In addition, we are reevaluating our 2015 financial guidance based on the new information,” Rogers noted. “We currently believe it is unlikely that Senomyx will achieve the previously expected commercial revenue or full year profitability guidance provided for 2015. New guidance for 2015 will be provided during our fourth quarter earnings call based on feedback from our partners and the ramp-up of our direct sales.

“During the third quarter we continued to grow our direct sales business, including follow-up sales related to the meaningful sales order we described last quarter, as well as additional sales to other flavor companies. We remain optimistic about the ability to generate substantial commercial revenues going forward. Our optimism is based on feedback from our partners and from the customers we call on under our direct sales program. We continue to expect that growth in commercial revenues over the next several years will be primarily driven by direct sales and the Sweet Taste Program collaboration with PepsiCo. With $31 million in cash and no debt, as well as $24 million in committed development payments and $28 million in potential milestone payments under current collaborations, Senomyx remains well-positioned to achieve our goals and we do not have plans to raise money through the issuance of equity or debt to fund the current scope of our operations,” Rogers concluded.

Commercialization Updates:

Senomyx Direct Sales Program:

Senomyx intends to leverage its proprietary taste technologies to become a leading commercial provider of novel flavor ingredients to the flavor industry. The Company’s Complimyx® brand of flavor ingredients, which include Sweetmyx, Savorymyx®, and Bittermyx® offerings, are being marketed to flavor houses for incorporation into customized flavor solutions for food and beverage companies. The Complimyx flavor ingredients allow manufacturers to create great tasting products with reduced calories and other beneficial attributes.

Sweetmyx ingredients are used with other flavor ingredients to boost the sweetness of products in which sucrose (table sugar) or other sweeteners have been reduced. Having multiple Sweetmyx offerings allows the Company to address specific food or beverage product requirements and broadens the potential applications for Senomyx’s flavor ingredient portfolio. The primary drivers for interest in the Sweetmyx offerings are the need for lower calorie products that satisfy consumer tastes, pricing stability, and potential cost savings compared to sugar. Sweetmyx SR96 (S9632) is currently being considered for end-use in non-alcoholic beverages and Sweetmyx SR69 (S6973) evaluations are focused on usage for both food and select beverage product categories.

Savorymyx flavors provide distinct new savory (umami) taste sensations and can be combined with other ingredients to create unique new flavor blends. They are applicable for a variety of products including sauces, frozen foods, cooking aids, soups, and snack foods, and can be used to reduce or replace added monosodium glutamate (MSG). Interest in Savorymyx UM80 has exceeded expectations.

Bittermyx bitter blockers are used to reduce the bitterness of ingredients that impart a bitter taste or have a bitter lingering effect such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia). Senomyx is conducting evaluations of Bittermyx BB68 (S6821) with flavor companies for multiple potential usages. During the third quarter we received commercial supply to support direct sales orders from flavor houses.

Royalty-Based Collaborations:

Senomyx has collaborative agreements and has received commercial revenues on sales of products incorporating its flavor ingredients from Firmenich SA, Nestlé SA, and Ajinomoto Co., Inc. S6973 is being used in a variety of product categories including ready-to-drink and powdered beverages, dairy products, and baked goods in the Americas, Southeast Asia, Africa, and Australia. S9632 is being evaluated for use in foods, alcoholic beverages, and powdered beverages. S2383 is being used primarily in sucralose-reduced beverage products marketed in North America, Latin America, Asia, and Europe. In addition, Senomyx’s S336 savory flavor and S6821 bitter blocker are currently being used in several products marketed by the Company’s partners.

Upcoming Commercialization:

Senomyx’s newest Sweetmyx ingredient (S617) can be used as part of a flavor system to maintain the sweet taste in a wide variety of foods and beverages in which a sweetener has been reduced. PepsiCo has exclusive rights to use Sweetmyx S617 worldwide in non-alcoholic beverages and Firmenich has rights to commercialize it for food product categories and alcoholic beverages, with exclusive rights until March 2018.

Discovery & Development Program Updates:

Sweet Taste Program: The primary goal of Senomyx’s Sweet Taste Program is to add to the Company’s portfolio of new flavor ingredients that boost the sweetness of sweetener-reduced products. The Company is currently evaluating new flavor ingredients that possess incremental advantageous properties for products with reduced sucrose or fructose. These may help expand the potential market for use of Senomyx’s sweet flavor ingredients in lower calorie products.

Senomyx recently discovered a novel plant-derived sweetener that is more potent than Rebaudioside A and other stevia derivatives, which is a significant step toward developing a potential new natural sweetener. Evaluations have been initiated to further assess its sensory and physical attributes. In addition, Senomyx has identified and is conducting tests with several other natural products from plant sources that provide taste proofs-of-concept for novel no- or low-calorie natural high intensity sweeteners and sweet flavor ingredients.

Cooling Taste Program: The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol. Senomyx’s S2227 provides a cooling taste sensation without any aroma or unwanted off-tastes. The Expert Panel of the Flavor and Extract Manufacturers Association of the United States has granted a “Generally Recognized As Safe” determination for S2227, which allows usage in numerous product categories including confectionaries, sauces, beverages, and dairy products. Firmenich has exclusive commercialization rights for S2227. Senomyx is evaluating additional new cooling ingredients for potential future commercialization.

Salt Taste Program: The goal of Senomyx’s Salt Taste Program is to discover flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers. This program is an important focus for the Company’s research activities. The next key step is to determine the specific protein or group of proteins found in taste buds that function to detect salt in foods. Senomyx has been evaluating a large proprietary database of taste bud proteins and identified a small group of proteins that meet certain criteria for potentially being involved in salt taste. Advanced tests are ongoing to determine if they enable salt taste perception, which would allow the Company to use these proteins to discover new flavor ingredients that boost salty taste.

Intellectual Property: Senomyx continues to be diligent in seeking protection for its intellectual property. As of September 30, 2014, the Company is the owner or exclusive licensee of 458 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, November 6, 2014 to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 15981910.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Senomyx Glossary & Complimyx Brand Names:

The following chart lists some of Senomyx’s flavor ingredients. The Company’s Complimyx® brand includes certain Sweetmyx, Savorymyx, and Bittermyx offerings.

Sweet Taste Program
S2383	Used as part of a flavor system to boost the sweetness of products in which sucralose, a commonly used high-intensity sweetener, has been reduced
SR69 (S6973) SR96 (S9632)	Used as part of a flavor system to boost the sweetness of products in which sucrose (table sugar) has been reduced
(S617)	Used as part of a flavor system to boost the sweetness of products in which sweeteners have been reduced
Savory / Umami Taste Program
UM80 (S807) UM33 (S336)	Used to create new savory blends and to reduce or replace added monosodium glutamate (MSG)
Bitter Blockers Program
BB68 (S6821)	Used as part of a flavor system to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)
Cooling Taste Program
Cooling Agents S2227	Used to overcome the limitations of currently available cooling agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers, develops, and commercializes new flavor ingredients that have benefits for consumers and consumer products manufacturers.  Under its direct sales program, Senomyx is selling certain of its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients.  Senomyx's corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2014 and 2015; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; the fact that the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals and/or obtain regulatory approvals outside of the United States; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues, and existing collaborators may not elect to extend the research funding under those collaborations as anticipated; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,477	$5,862	$17,174	$18,085
Commercial revenues	1,381	867	4,231	3,793
Total revenues	5,858	6,729	21,405	21,878

Operating expenses:
Cost of commercial revenues	205	61	444	266
Research, development and patents (including $701, $418, $1,973 and $1,188, respectively, of non-cash, stock-based compensation)	6,686	7,053	20,302	21,401
Selling, general and administrative (including $1,001, $607, $2,637 and $1,711, respectively, of non-cash, stock-based compensation)	3,384	3,098	9,741	9,051
Total operating expenses	10,275	10,212	30,487	30,718

Loss from operations	(4,417)	(3,483)	(9,082)	(8,840)

Other income	11	8	27	28

Net loss	$(4,406)	$(3,475)	$(9,055)	$(8,812)

Basic and diluted net loss per share	$(0.10)	$(0.09)	$(0.21)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	43,006	40,674	42,359	40,589

Condensed Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$31,044	$32,962
Other current assets	4,751	2,999
Property and equipment, net	4,253	5,653
Total assets	$40,048	$41,614

Accounts payable, accrued expenses and other current liabilities	$4,668	$7,119
Deferred revenues	7,134	10,553
Deferred rent	942	1,138
Leasehold incentive obligation	2,386	3,126
Stockholders’ equity	24,918	19,678
Total liabilities and stockholders’ equity	$40,048	$41,614